Freedom Financial Holdings, Inc.
6615 Brotherhood Way, Suite A
Fort Wayne, Indiana 46825

January 10 , 2007

Gregory Fields

Dear Greg:

This letter is being delivered in connection with your employment by Freedom Financial Holdings, Inc., a Maryland corporation (the “Company”). By signing this letter, you agree that this letter sets forth the basic terms and conditions of your employment.

1.  Salary. Your annual salary is currently set at $60,000. Any amounts paid as salary will be subject to regular payroll deductions and will be paid on a semi-monthly basis. As a general matter, your salary will be reviewed annually, but the Company reserves the right to change your compensation from time to time on reasonable notice.

2.  Duties. Your job title is Chief Operations Officer, but you may be assigned other titles and duties as needed and your title and duties may change from time to time on reasonable notice, based on the needs of the Company and your skills, as determined by the Company.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by the Company and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status - below). You are required to devote 100% of your energies, efforts and abilities to your employment, unless the Board expressly agrees in writing otherwise.

3.  Hours of Work. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of the Company. Normal working hours will be established by the Company and may be changed as needed to meet the needs of the business.

4.  Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

5.  Immigration Documentation. Please be advised that your continued employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

6.  Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties has not violated and will not violate any agreements with or trade secrets of any other person or entity.

7.  Employee Benefits. You will be eligible to receive paid time off (“PTO”) from work for vacations, personal business, personal illness or family business in accordance with the Company’s current PTO policy. You are also eligible to receive the Company’s standard health insurance benefits and dental insurance benefits, as provided in benefit plans currently, or to be, maintained by the Company. These benefits may change from time to time. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by state law.

8.  Equity-Based Compensation. You may be eligible to receive awards of equity-based compensation (e.g., options to acquire shares of the capital stock of the Company or the opportunity to purchase restricted shares of such stock) pursuant to one or more employee benefit plans maintained by the Company from time to time for such purpose; however, any such compensation shall be (i) solely within the discretion of the Board (or a Committee of the Board maintained for such purpose) and (ii) subject to the terms of any definitive agreement with respect thereto.

9.  Term of Employment. Your employment with the Company shall remain “at-will” after the effective date of this Agreement. In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice.

10.  Dispute Resolution Procedure. You and the Company (the “parties”) agree that any dispute arising out of or related to the employment relationship, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, to the maximum extent permitted by law, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where section (d) below specifically allows a different remedy. The following dispute resolution procedure shall apply:

(a)  The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

(b)  The responding party shall furnish a statement of the relief, if any, that it is willing to provide, and the witnesses or documents that support its position as to the appropriate action. The parties can mutually agree to waive this step. If the matter is not resolved at this step, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. The Company will pay the cost of the mediation.

(c)  If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

The arbitrator shall have the authority to determine whether the conduct complained of in subsection (a) of this section violates the rights of the complaining party and, if so, to grant any relief authorized by law, subject to the exclusions of subsection (d) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have the authority to require the Company to change any lawful policy or benefit plan.

The hearing shall be transcribed. The Company shall bear the costs of the arbitration if you prevail. If the Company prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys fees.

Arbitration shall be the exclusive final remedy for any dispute between the parties, to the maximum extent permitted by law, including but not limited to disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in subsections (a) and (b) above.

The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided, however, that either party may bring an action in a court of competent jurisdiction regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to joining the Company or after joining the Company. The parties further agree that, for violations of your confidentiality, proprietary information or trade secret obligations which the parties have elected to submit to arbitration, the Company retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(d)  The Company reserves the right to modify, change or cancel this provision upon 30 days written notice. However, such cancellation shall not affect matters which have already been submitted to arbitration.

11.  Integrated Agreement. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and the Chief Executive Officer or President of the Company.

12.  Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

In order to confirm your agreement with these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

Freedom Financial Holdings, Inc.

By:	/s/
Brian Kistler, its Chief Executive Officer

I agree to the terms of employment set forth in this Agreement.

Signature: /s/
Name (printed): Gregory Fields	Date January 10, 2006